EXHIBIT 4.150

Termination Agreement

This Agreement is executed on Apr 12, 2007 by and between:

Pledgee: Ebay Each Internet Information Service (Shanghai) Co. Ltd. (“Party A”)

Registered Address: Floor 12, Laifushi Plaza, No. 268, Xizang Middle Road, Shanghai

AND

Pledgor: Wan Hua (“Party B”)

Identity Card No.: 110106196207281812

Residence address: No. 1303, Building 502, Xicui Road, Haidian District, Beijing

Whereas:

1.	Party A and Party B executed a Share Pledge Agreement (hereinafter referred to as the “Share Pledge Agreement”) with respect to the equity interest held by Party B in Beijing Yi Lian Tong He Information Technology Co., Ltd on Feb 1, 2007.

2.	Party A and Party B wish to terminate the said Share Pledge Agreement upon the satisfaction of certain conditions.

Now therefore, the Parties agree as follows:

1.	Party A and Party B agree to terminate the Share Pledge Agreement, which shall automatically become invalid upon the effective date of this agreement.

2.	On the date when the Share Pledge Agreement becomes invalid, the rights and obligations of Party A and Party B under the Share Pledge Agreement shall be terminated accordingly.

3.	This Agreement shall take effect upon its execution.

4.	This Agreement shall be governed by the PRC laws.

5.	This Agreement is made in two copies, each held by either Party.

[Execution Page]

Pledgee: Ebay Each Internet Information Service (Shanghai) Co. Ltd

Authorized Representative:

Seal:

Pledgor: Wan Hua

Signature:

2